UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Wilco Holdco, Inc.

For the Quarterly Period Ended March 31, 2021

Wilco Holdco, Inc.

Consolidated Condensed Financial Statements

For the Quarterly Period Ended March 31, 2021

Wilco Holdco, Inc.

Consolidated Condensed Balance Sheets

($ in thousands, except share and per share data)

(unaudited)

	March 31,	December 31,
	2021	2020
Assets:
Current assets:
Cash and cash equivalents	$97,677	$142,128
Accounts receivable (net of allowance for doubtful accounts of $65,243 in 2021 and $69,693 in 2020)	94,684	90,707
Other current assets	11,236	6,027

Total current assets	203,597	238,862
Non-current assets:
Property and equipment, net	134,452	137,174
Operating lease right-of-use assets	255,336	258,227
Goodwill	1,330,085	1,330,085
Trade name and other intangible assets, net	644,934	644,339
Other non-current assets	1,784	1,685

Total assets	$2,570,188	$2,610,372

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$12,359	$12,148
Accrued expenses and other liabilities	71,579	70,690
Current portion of operating lease liabilities	48,182	52,395
Current portion of long-term debt	8,167	8,167

Total current liabilities	140,287	143,400

Long-term debt, net	990,370	991,418
Redeemable preferred stock	168,637	163,329
Deferred income tax liabilities	128,032	138,547
Operating lease liabilities	250,165	253,990
Other non-current liabilities	11,908	18,571

Total liabilities	1,689,399	1,709,255
Commitments and contingencies (Note 11)
Stockholders’ Equity:
Common stock, $0.01 par value, 1,500,000 shares authorized, 938,557 shares issued and outstanding	9	9
Additional paid-in capital	955,236	954,732
Accumulated other comprehensive loss	(1,346)	(1,907)
Accumulated deficit	(87,931)	(68,804)

Total Wilco Holdco, Inc. equity	865,968	884,030
Non-controlling interests	14,821	17,087

Total stockholders’ equity	880,789	901,117

Total liabilities and stockholders’ equity	$2,570,188	$2,610,372

The accompanying notes to the consolidated condensed financial statements are an integral part of these statements.

Wilco Holdco, Inc.

Consolidated Condensed Statements of Operations and Comprehensive Income (Loss)

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended
	March 31, 2021	March 31, 2020
Net patient revenue	$132,271	$164,939
Other revenue	16,791	17,799

Net operating revenue	149,062	182,738
Clinic operating costs:
Salaries and related costs	80,654	95,349
Rent, clinic supplies, contract labor and other	43,296	45,429
Provision for doubtful accounts	7,171	6,020

Total clinic operating costs	131,121	146,798
Selling, general and administrative expenses	24,726	23,471

Operating (loss) income	(6,785)	12,469
Other expense, net	153	132
Interest expense, net	16,087	17,858
Interest expense on redeemable preferred stock	5,308	4,377

Loss before taxes	(28,333)	(9,898)
Income tax benefit	(10,515)	(1,792)

Net loss	(17,818)	(8,106)
Net income attributable to non-controlling interest	1,309	1,330

Net loss attributable to Wilco Holdco, Inc.	$(19,127)	$(9,436)

Basic and diluted loss per share	$(20.37)	$(10.05)

Weighted average shares outstanding	939	939

Net loss attributable to Wilco Holdco, Inc.	$(19,127)	$(9,436)
Other comprehensive income:
Unrealized gain on interest rate swap	561	265

Comprehensive loss	$(18,566)	$(9,171)

The accompanying notes to the consolidated condensed financial statements are an integral part of these statements.

Wilco Holdco, Inc.

Consolidated Condensed Statements of Changes in Stockholders’ Equity

($ in thousands)

(unaudited)

				Accumulated
			Additional	Other			Total
	Common Stock		Paid-In	Comprehensive	Accumulated	Non-controlling	Stockholders’
For the Three Months Ended March 31, 2021	Shares	Amount	Capital	Loss	Deficit	Interest	Equity
Balance at January 1, 2021	938,557	$9	$954,732	$(1,907)	$(68,804)	$17,087	$901,117
Stock-based compensation	–	–	504	–	–	–	504
Other comprehensive income (1)	–	–	–	561	–	–	561
Distribution to non-controlling interest holder	–	–	–	–	–	(3,575)	(3,575)
Net income attributable to non-controlling interest	–	–	–	–	–	1,309	1,309
Net loss attributable to Wilco Holdco, Inc.	–	–	–	–	(19,127)	–	(19,127)

Balance at March 31, 2021	938,557	$9	$955,236	$(1,346)	$(87,931)	$14,821	$880,789

				Accumulated
			Additional	Other			Total
	Common Stock		Paid-In	Comprehensive	Accumulated	Non-controlling	Stockholders’
For the Three Months Ended March 31, 2020	Shares	Amount	Capital	Loss	Deficit	Interest	Equity
Balance at January 1, 2020	938,557	$9	$952,796	$(1,325)	$(63,028)	$16,467	$904,919
Stock-based compensation	–	–	494	–	–	–	494
Cumulative impact of ASC 842 adoption	–	–	–	–	(405)	–	(405)
Other comprehensive income (1)	–	–	–	265	–	–	265
Distribution to non-controlling interest holder	–	–	–	–	–	(1,553)	(1,553)
Net income attributable to non-controlling interest	–	–	–	–	–	1,330	1,330
Net loss attributable to Wilco Holdco, Inc.	–	–	–	–	(9,436)	–	(9,436)

Balance at March 31, 2020	938,557	$9	$953,290	$(1,060)	$(72,869)	$16,244	$895,614

(1)	Other comprehensive income relates to unrealized gain on interest rate swap

The accompanying notes to the consolidated condensed financial statements are an integral part of these statements.

Wilco Holdco, Inc.

Consolidated Condensed Statements of Cash Flows

($ in thousands)

(unaudited)

	For the Three Months Ended
	March 31, 2021	March 31, 2020
Operating activities:
Net loss	$(17,818)	$(8,106)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	9,564	9,939
Provision for doubtful accounts	7,171	6,020
Deferred income tax provision	(10,515)	(1,797)
Amortization of ROU assets	11,055	11,398
Amortization of intangible assets	55	46
Stock-based compensation	504	494
Amortization of debt issuance costs and original issue discount	1,045	973
Loss (gain) on disposal and impairment of assets	221	(60)
Changes in:
Accounts receivable, net	(11,148)	1,208
Other current assets	(5,265)	(112)
Other non-current assets	(112)	(339)
Accounts payable	1,060	(1,837)
Accrued expenses and other liabilities	(5,686)	(7,713)
Operating lease liabilities	(15,984)	(12,033)
Other non-current liabilities	473	(586)
Accrued interest on redeemable preferred stock	5,308	4,377

Net cash (used in) provided by operating activities	(30,072)	1,872

Investing activities:
Purchases of property and equipment	(8,376)	(7,033)
Purchases of intangible assets	(650)	–
Proceeds from sale of property and equipment	16	75
Proceeds from sale of clinics	248	–

Net cash used in investing activities	(8,762)	(6,958)

Financing activities:
Principal payments on long-term debt	(2,042)	(2,042)
Proceeds from revolving line of credit	–	19,000
Distribution to non-controlling interest holder	(3,575)	(1,553)

Net cash (used in) provided by financing activities	(5,617)	15,405

Changes in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(44,451)	10,319
Cash and cash equivalents at beginning of period	142,128	38,303

Cash and cash equivalents at end of period	$97,677	$48,622

Supplemental noncash disclosures:
Derivative changes in fair value	$561	$265
Purchases of property and equipment in accounts payable	$2,161	$2,439
Other supplemental disclosures:
Cash paid for interest	$14,990	$16,836
Cash paid for (received from) tax refunds	$1	$(11)

The accompanying notes to the consolidated condensed financial statements are an integral part of these statements.

1. Overview of the Company

Wilco Holdco, Inc., together with its subsidiaries (herein referred to as “we”, “the Company”, “ATI Physical Therapy” and “ATI”), is a privately held, nationally recognized healthcare company, specializing in outpatient rehabilitation and adjacent healthcare services. The Company provides outpatient physical therapy services under the name ATI Physical Therapy and, as of March 31, 2021, had 882 clinics (as well as 22 clinics under management service agreements) located in 24 states. The Company offers a variety of services within its clinics, including physical therapy to treat spine, shoulder, knee and neck injuries or pain; work injury rehabilitation services, including work conditioning and work hardening; hand therapy; and other specialized treatment services. The Company is a wholly-owned subsidiary of Wilco Acquisition, LP. The Company’s indirect wholly-owned subsidiaries include, but are not limited to, ATI Holdings Acquisition, Inc. and ATI Holdings, LLC.

On February 22, 2021, the Company announced that it entered into a definitive merger agreement with Fortress Value Acquisition Corp. II (“FAII”), a special purpose acquisition company. Upon closing of the transaction, the combined company is expected to operate as “ATI Physical Therapy, Inc.” and remain listed on the New York Stock Exchange under the ticker symbol “ATIP.” The transaction is expected to close in the second quarter of 2021, subject to approval by FAII’s stockholders and other customary closing conditions.

Impact of COVID-19 and CARES Act

The onset of the coronavirus (COVID-19) pandemic in the United States resulted in changes to our operating environment leading to significantly reduced visit volumes and associated patient service revenues since late March 2020. In response, the Company implemented measures to reduce labor-related costs in relation to the reduced visit volumes through reduced working schedules, voluntary and involuntary furloughs and headcount reductions. In addition, the Company executed plans to reduce discretionary spend, including by reducing bonuses and incentives and delaying certain capital expenditures. The Company, however, took significant measures to ensure employees were cared for, including by maintaining health benefits for furloughed workers and reducing executive compensation to establish an employee relief pool that provides assistance to employees most in need.

As an essential business, the Company implemented various safety measures and maintained its operations in a way that allowed nearly all clinical locations to remain open since the onset of the pandemic. The Company also established a telehealth option, ATI Connect, to provide patients with an online avenue to obtain physical therapy services, which launched amidst state and national lockdowns.

We continue to closely monitor the impact of COVID-19 on all aspects of our business, and our priorities remain protecting the health and safety of employees, maximizing the availability of services to satisfy patient needs and preserving the operational and financial stability of our business. While we expect the disruption caused by COVID-19 to be temporary, we cannot predict the length of such disruption, and if such disruption continues for an extended period, it could have a material impact on the Company’s results of operations, financial condition and cash flows.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law providing reimbursement, grants, waivers and other funds to assist health care providers during the COVID-19 pandemic. The CARES Act stimulus provisions include, but are not limited to, the following:

•

$100.0 billion provided in appropriations for the Public Health and Social Services Emergency Fund, also referred to as the Provider Relief Fund, to be used for preventing, preparing and responding to COVID-19 and for reimbursing “eligible health care providers for health care related expenses or lost revenues that are attributable to COVID-19.” A portion of the fund was allocated for general distribution to Medicare providers, with the remainder allocated for targeted distributions to providers that meet additional criteria. The provider relief funds are subject to certain restrictions and are subject to recoupment if not used for designated purposes. The U.S. Department of Health and Human Services (“HHS”) has indicated that the CARES Act provider relief funds are subject to ongoing reporting and changes to the terms and conditions.

•

Expansion of the Medicare Accelerated and Advance Payment Program (“MAAPP”) funds allowed healthcare providers to apply to receive advanced payments for future Medicare services, with the expectation that the advanced funds would offset reimbursement from Medicare when such future services are provided based on the terms of the program.

•

Tax provisions enacted related to the suspension of certain payment requirements for the employer portion of Social Security taxes, the timing of realization of certain tax attributes, changes to the prior and future limitations on interest deductions, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property and the creation of certain payroll tax credits associated with the retention of employees.

•

Temporary suspension of the 2% cut to Medicare payments due to sequestration so that, for the period from May 1, 2020 to March 31, 2021, the Medicare program would be exempt from any sequestration order. In April 2021, the President of the United States signed into law H.R. 1868, which extends the sequestration relief through December 2021.

The Company has realized benefits under the CARES Act including, but not limited to, the following:

•

In 2020, the Company received approximately $91.5 million of general distribution payments under the Provider Relief Fund. These payments have been recognized as other income in the consolidated statement of operations and comprehensive income/(loss) throughout 2020 in a manner commensurate with the reporting and eligibility requirements issued by the HHS. Based on the terms and conditions of the program, including recent reporting guidance issued by the HHS in early 2021, the Company believes that it has met the applicable terms and conditions. This includes, but is not limited to, the fact that the Company’s COVID-19 related expenses and lost revenues for the year ended December 31, 2020 exceeded the amount of funds received. To the extent that reporting requirements and terms and conditions are subsequently modified, it may affect the Company’s ability to comply and ability to retain the funds.

•

The Company applied for and attained approval to receive $26.7 million of MAAPP funds during the quarter ended June 30, 2020. Based on current guidance, the MAAPP funds received are required to be applied to future Medicare billings commencing during the quarter ending June 30, 2021. Because the Company has not yet met all required performance obligations or performed the services related to these funds, as of March 31, 2021 and December 31, 2020, $22.1 million and $15.5 million of the funds are recorded in accrued expenses and other liabilities, respectively, and $4.6 million and $11.2 million of the funds are recorded in other non-current liabilities, respectively.

•

The Company elected to defer depositing the employer portion of Social Security taxes for payments due from March 27, 2020 through December 31, 2020, interest-free and penalty-free. Related to these payments, as of March 31, 2021 and December 31, 2020, $5.5 million is included in accrued expenses and other liabilities and $5.5 million is included in other non-current liabilities.

2. Basis of Presentation and Recent Accounting Standards

The accompanying unaudited consolidated condensed financial statements of the Company were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

Management believes the unaudited consolidated condensed financial statements for the interim periods presented contain all necessary adjustments to present fairly, in all material respects, the Company’s financial position, results of operations and cash flows for the interim periods presented.

Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results the Company expects for the entire year. In addition, the influence of seasonality, changes in payor contracts, strategic transactions, changes in laws and general economic conditions in the markets in which the Company operates and other factors impacting the Company’s operations may result in any period not being comparable to the same period in previous years. Preparation of the consolidated condensed financial statements requires management to make estimates and assumptions that affect the reported amounts during the reporting period. Actual results could differ from those estimates.

The Company reports segment information based on the management approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments. All of the Company’s operations are conducted within the United States. Our chief operating decision maker (“CODM”) is our Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making decisions, assessing financial performance and allocating resources. We operate our business as one operating segment and therefore we have one reportable segment.

For further information regarding the Company’s accounting policies and other information, the consolidated condensed financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended December 31, 2020 included in FAII’s proxy statement filed with the SEC on May 14, 2021.

Recently adopted accounting guidance

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes – Simplifying the Accounting for Income Taxes (Topic 740), which removes certain exceptions to the general principles in Topic 740 and simplifies the accounting for income taxes. This ASU is effective for the Company on January 1, 2022, with early adoption permitted. The Company early adopted this new accounting standard effective January 1, 2021. The adoption of this ASU did not have a material impact on the Company’s consolidated condensed financial statements.

Recent accounting pronouncements

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. This standard was subsequently amended by ASU No. 2021-01, Reference Rate Reform (Topics 848): Scope. This standard is optional and may be applied by entities after March 12, 2020, but no later than December 31, 2022. The Company has certain debt instruments for which the interest rates are indexed to the London InterBank Offered Rate (“LIBOR”), and as a result, is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.

3. Revenue from Contracts with Customers

The following table disaggregates net operating revenue by major service line for the periods indicated below (in thousands):

	Three Months Ended
	March 31, 2021	March 31, 2020
Net patient revenue	$132,271	$164,939
ATI Worksite Solutions (1)	8,493	7,553
Management Service Agreements (1)	3,497	4,603
Other revenue (1)	4,801	5,643

	$149,062	$182,738

(1)

ATI Worksite Solutions, Management Service Agreements and Other revenue are included within other revenue on the face of the consolidated condensed statements of operations and comprehensive income (loss).

The following table disaggregates net patient revenue for each associated payor class as a percentage of total net patient revenue for the periods indicated below:

	Three Months Ended
	March 31, 2021	March 31, 2020
Commercial	55.4%	52.1%
Government	22.6%	23.3%
Workers’ compensation	16.0%	17.0%
Other (1)	6.0%	7.6%

	100.0%	100.0%

(1)	Other is primarily comprised of net patient revenue related to auto personal injury.

4. Goodwill, Trade Name and Other Intangible Assets

Changes in the carrying amount of goodwill consisted of the following (in thousands):

	Three Months Ended	Year Ended
	March 31, 2021	December 31, 2020
Beginning balance	$1,330,085	$1,330,085
Additions – acquisitions	—	—

Ending balance	$1,330,085	$1,330,085

The table below summarizes the Company’s carrying amount of trade name and other intangible assets at March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
Gross intangible assets:
ATI trade name (1)	$643,700	$643,700
Non-compete agreements	5,328	4,678
Other intangible assets	640	640
Accumulated amortization:
Accumulated amortization – non-compete agreements	(4,481)	(4,437)
Accumulated amortization – other intangible assets	(253)	(242)

Total trade name and other intangible assets, net	$644,934	$644,339

(1)	Not subject to amortization.

Amortization expense for the three months ended March 31, 2021 and 2020 was immaterial. The Company estimates that amortization expense related to intangible assets is expected to be immaterial over the next five fiscal years and thereafter.

5. Property and Equipment

Property and equipment consisted of the following at March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
Equipment	$33,376	$32,978
Furniture and fixtures	17,332	17,247
Leasehold improvements	165,242	162,853
Automobiles	19	19
Computer equipment and software	79,003	77,390
Construction-in-progress	11,135	9,594

	306,107	300,081
Accumulated depreciation and amortization	(171,655)	(162,907)

Property and equipment, net	$134,452	$137,174

The following table presents the amount of depreciation expense recorded in rent, clinic supplies, contract labor and other and selling, general and administrative expenses in the Company’s consolidated condensed statements of operations and comprehensive income (loss) for the periods indicated below (in thousands):

	Three Months Ended
	March 31, 2021	March 31, 2020
Rent, clinic supplies, contract labor and other	$6,506	$6,371
Selling, general and administrative expenses	3,058	3,568

Total depreciation expense	$9,564	$9,939

6. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following at March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
Salaries and related costs	$20,896	$21,387
CARES Act funds (1)	27,605	21,031
Credit balance due to patients and payors	3,945	9,635
Transaction-related amount due to former owners (2)	3,611	3,611
Transaction-related costs (3)	6,574	2,547
Revenue cycle management costs	1,479	2,469
Other payables and accrued expenses	7,469	10,010

Total	$71,579	$70,690

(1)	Includes current portion of MAAPP funds received and deferred employer Social Security tax payments.
(2)	Represents the amount due to former owners related to the Company’s utilization of net operating loss carryforwards generated prior to its acquisition of ATI Holdings Acquisition, Inc.
(3)	Represents costs related to public readiness initiatives and corporate transactions.

7. Borrowings

Long-term debt consisted of the following at March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
First lien term loan (1) (due May 10, 2023, with principal payable in quarterly installments)	$777,873	$779,915
Second lien subordinated loan (2) (due in one payment on May 10, 2024)	231,335	231,335
Less: unamortized debt issuance costs	(8,211)	(8,933)
Less: unamortized original issue discount	(2,460)	(2,732)

Total debt	$998,537	$999,585
Less: current portion of long-term debt	(8,167)	(8,167)

Long-term debt, net	$990,370	$991,418

(1)

Interest rate of 4.5% at March 31, 2021 and December 31, 2020, with interest payable in designated installments (dependent upon the base interest rate election) at a variable interest rate. The effective interest rate for the first lien term loan was 4.9% at March 31, 2021 and December 31, 2020.

(2)

Interest rate of 10.3% at March 31, 2021 and December 31, 2020, with interest paid in designated installments (dependent upon the base interest rate election). The effective interest rate for the second lien term loan was 10.9% at March 31, 2021 and December 31, 2020.

The Company’s credit agreements contain covenants with which the Borrower must comply. For the first lien credit agreement, the Borrower must maintain, as of the last day of each fiscal quarter when the sum of the outstanding balance of revolving loans, swingline loans and certain letters of credit exceeds 30% of the total revolving credit facility commitment, a ratio of consolidated first lien net debt to consolidated adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), as defined in the agreements, not to exceed 6.25:1.00. Additionally, the agreements are subject to subjective acceleration clauses, effective upon a material adverse change in the Company’s business or financial condition. As of March 31, 2021, the Borrower was in compliance with the financial covenant contained in the first lien agreement.

Revolving credit facility

The first lien agreement includes a revolving credit facility with a maximum borrowing capacity of $70.0 million, including $15.0 million sub-limit for swingline loans and amounts available for letters of credit. The issuance of such letters of credit and the making of swingline loans reduces the amount available under the applicable revolving credit facility. The Company incurred debt issuance costs of $1.6 million associated with entering the agreement.

The Company drew amounts of $19.0 million and $49.8 million under its revolving credit facility in March and April 2020, respectively. The Company repaid the borrowed amounts in full in June 2020. As of March 31, 2021 and December 31, 2020, no borrowings were outstanding under the revolving credit facility.

The Company had letters of credit totaling $1.2 million under the letter of credit sub-facility on the revolving credit facilities as of March 31, 2021 and December 31, 2020, respectively. The letters of credit auto-renew on an annual basis and are pledged to insurance carriers as collateral.

Aggregate maturities of long-term debt at March 31, 2021 are as follows (in thousands):

2021	$6,125
2022	8,167
2023	763,581
2024	231,335

Total future maturities	1,009,208
Original issue discount and debt issuance costs	(10,671)

Total debt	$998,537

8. Stock-Based Compensation

The Company recognizes compensation expense for all share-based compensation awarded to employees, net of forfeitures, using a fair value-based method. The grant-date fair value of each award is amortized to expense over the award’s vesting period. Compensation expense associated with share-based awards is included in selling, general and administrative expenses in the accompanying consolidated condensed statements of operations and comprehensive income (loss).

The Company adopted the Wilco Acquisition, LP 2016 Equity Incentive Plan (the “2016 Plan”) under which it may grant profit interests of Wilco Acquisition, LP (the “Parent Company”), in the form of Incentive Common Units, to members of management, key employees and independent directors of the Parent Company and its subsidiaries. The General Partner of the Parent Company (or a subcommittee thereof appointed to administer the 2016 Plan) is authorized to make grants and to make various other decisions under the 2016 Plan. The maximum number of Incentive Common Units reserved for issuance under the 2016 Plan is 92,917,083. The maximum number of Incentive Common Units awarded to independent directors of the Parent Company shall not exceed 2,581,030.

Service-based vesting

The Parent Company grants Incentive Common Units, subject to service-based vesting, to members of management, key employees and independent directors. Pursuant to the 2016 Plan, total stock-based compensation expense related to service-based awards recognized in the three months ended March 31, 2021 and 2020 was $0.5 million and $0.5 million, respectively. Stock-based compensation expense is recognized on a straight-line basis over the vesting period, generally five years. Stock-based compensation expense is adjusted for forfeitures as incurred. As of March 31, 2021, the remaining unrecognized compensation expense from unvested service-based incentive units was $4.3 million, which will be recognized over a weighted-average period of 3.47 years. There were no service-based units granted during the first three months of 2021.

Performance-based vesting

Members of management, key employees and independent directors are granted Incentive Common Units in the Parent Company, subject to performance-based vesting. For such units, vesting is generally contingent upon a change-in-control, including in the event of an initial public offering (“IPO”), and the achievement of specified investment returns of certain Parent Company unit holders. In the event of an IPO, the performance-based vesting requirements will convert to service-based vesting requirements. Since a change in control or IPO cannot be assessed as probable before it occurs, no compensation expense has been recorded for the performance-based units that have been granted under the 2016 Plan. There were no performance-based units granted during the first three months of 2021.

9. Income Taxes

The effective tax rate and income tax benefit for the three months ended March 31, 2021 were 37.1% and $10.5 million, compared to 18.1% and $1.8 million for the three months ended March 31, 2020.

The effective tax rate for the three months ended March 31, 2021 was estimated based on full-year 2021 forecasted income. The effective tax rate was different than the statutory rate primarily due to nondeductible transaction costs and interest expense on redeemable preferred stock. The estimated effective tax rate applicable to year-to-date losses resulted in a tax benefit of $10.5 million for the quarter.

The effective tax rate for the three months ended March 30, 2020 was estimated based on full-year 2020 forecasted losses. The effective tax rate was different than the statutory rate primarily due to unfavorable nondeductible interest expense on redeemable preferred stock. The estimated effective tax rate applicable to year-to-date losses resulted in a tax benefit of $1.8 million for the quarter.

10. Leases

The Company leases various facilities and office equipment for its physical therapy operations and administrative support functions under operating leases. The Company’s initial operating lease terms are generally between 7 and 10 years. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The amortization of operating lease ROU assets and the accretion of operating lease liabilities are reported together as fixed lease expense. The fixed lease expense is recognized on a straight-line basis over the life of the lease.

Lease costs are included as components of clinic operating costs and selling, general and administrative expenses on the consolidated condensed statements of operations and comprehensive income (loss). Lease costs incurred by lease type were as follows for the periods indicated below (in thousands):

	Three Months Ended March 31,
	2021	2020
Lease cost
Operating lease cost	$15,823	$16,042
Variable lease cost (1)	4,936	4,471

Total lease cost (2)	$20,759	$20,513

(1)	Includes short term lease costs, which are not material
(2)	Sublease income was not material

Other supplemental quantitative disclosures were as follows for the periods indicated below (in thousands):

	Three Months Ended March 31,
	2021	2020
Other information
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$16,166	$16,637
Right-of-use assets obtained in exchange for new operating lease liabilities:	$5,399	$5,601

Average lease terms and discount rates as of March 31, 2021 and December 31, 2020 were as follows:

	March 31, 2021	December 31, 2020
Weighted-average remaining lease term:
Operating leases	6.6 years	6.7 years
Weighted-average discount rate:
Operating leases	6.5%	6.5%

Estimated undiscounted future lease payments under non-cancellable operating leases, along with a reconciliation of the undiscounted cash flows to operating lease liabilities, respectively, at March 31, 2021 were as follows (in thousands):

Year
2021 (excluding the three months ended March 31, 2021)	$48,896
2022	63,790
2023	57,698
2024	50,593
2025	41,898
Thereafter	108,110

Total undiscounted future cash flows	$370,985
Less: Imputed Interest	(72,638)

Present value of future cash flows	$298,347

Presentation on Balance Sheet
Current	$48,182
Non-current	$250,165

11. Commitments and Contingencies

From time to time, the Company is a party to legal proceedings, governmental audits and investigations that arise in the ordinary course of business. Management is not aware of any legal proceedings, governmental audits and investigations of which the outcome is probable or reasonably possible to have a material adverse effect on the Company’s results of operations or financial condition, which would require disclosure of the contingency and the possible range of loss.

12. Series A Preferred Stock

On May 10, 2016, the Company issued 98,000 shares of Series A Preferred Stock (the “preferred stock”), with a par value of $0.01 per share and original issue price of $1,000 per share, for a total consideration value of $98.0 million. The preferred stock vote together with the holders of common stock as a single class and includes protective provisions as outlined in the operating agreement. The preferred stock is a class of equity that has priority over the common stock with respect to distribution rights, liquidation rights and dividend rights. Upon any liquidation, the holders of preferred stock are entitled to be paid out of the available funds and assets, prior to and in preference of any other equity security in an amount equal to the original issue price plus the amount of any unpaid cumulative, preferred dividends, whether or not declared. There were no costs associated with the issuance of the preferred stock.

The preferred stockholders, from and after issuance, are entitled to cumulative preferred dividends at an annual rate per share equal to 10.25% of the original issue price. The dividend rate of the preferred stock increases by 0.25% at the end of each fiscal quarter beginning after the second anniversary of the issuance of the preferred stock. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of preferred stock then outstanding shall first receive a cash dividend equal to the sum of the amount of the aggregate cumulative preferred dividend payable.

The Company is required to redeem all outstanding shares of preferred stock within 180 days after the date on which the Company repays, in full, all amounts due under the first lien credit facility and second lien credit facility for a cash payment to the holders. The Company is required to redeem all outstanding shares of preferred stock upon the occurrence of a deemed liquidating event as described by the operating agreement for a cash payment to the holders of the preferred stock.

In the event of an IPO, the preferred stock, to the extent that all or a portion has not been redeemed, converts into fully paid and nonassessable shares of common stock determined by dividing the liquidation amount by the IPO Price. The Company shall at all times when the preferred stock is outstanding, reserve and keep available an adequate number of shares out of the authorized but unissued common stock, for the purpose of effecting the conversion of the preferred stock upon the consummation of an IPO. If the number of authorized but unissued shares of common stock is not sufficient to affect the conversion of all outstanding preferred stock, the Company shall increase the number of authorized but unissued shares of common stock for purposes of effecting conversion.

Based on the requirement of redemption for cash within 180 days in the event of repayment of the first lien credit facility and second lien credit facility, occurrence of a deemed liquidating event, and an IPO conversion share-settlement feature, for which a variable number of shares may be issued for a fixed amount of preferred stock outstanding, the preferred stock is classified as debt (redeemable preferred stock) in the Company’s consolidated condensed balance sheets.

Cumulative dividends related to the preferred stock are accrued as preferred dividends that increase the balance of the redeemable preferred stock on the Company’s consolidated condensed balance sheets and are recognized as interest expense on redeemable preferred stock in the Company’s consolidated condensed statements of operations and comprehensive income (loss). For the three months ended March 31, 2021 and 2020, the Company incurred cumulative preferred dividends related to the preferred stock of $5.3 million and $4.4 million, respectively. No dividends have been paid related to the preferred stock.

The balance of redeemable preferred stock was $168.6 million and $163.3 million as of March 31, 2021 and December 31, 2020, respectively. Refer to terms contained in FAII’s proxy statement filed with the SEC on May 14, 2021 for further information related to the negotiated settlement of the Company’s preferred stock in the contemplated Merger.

13. Loss per Share

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Preferred shares are treated as participating securities and therefore are included in computing earnings per common share using the two-class method. The two-class method is an earnings allocation formula that calculates basic and diluted net earnings per common share for each class of common stock separately based on dividends declared and participation rights in undistributed earnings as if the earnings for the year had been distributed.

The application of the two-class method for the three months ended March 31, 2021 and 2020 would have resulted in net losses being allocated to the participating securities. As the preferred shareholders do not participate in losses, there was no allocation of net loss to participating securities in the period.

There were no potentially dilutive securities for the three months ended March 31, 2021 and 2020.

The calculation of both basic and diluted loss per share for the periods indicated below was as follows (in thousands, except per share data):

	Three Months Ended
	March 31, 2021	March 31, 2020
Basic and diluted loss per share:
Net loss	$(17,818)	$(8,106)
Less: Net income attributable to non-controlling interest	1,309	1,330

Loss available to common shareholders	(19,127)	(9,436)

Weighted average shares outstanding	939	939

Basic and diluted loss per share	$(20.37)	$(10.05)

14. Subsequent Events

The Company evaluated events and transactions occurring subsequent to March 31, 2021 through May 6, 2021, the date of issuance of the consolidated condensed financial statements. Based on this evaluation, it was determined that no subsequent events other than the items noted above occurred that require recognition or disclosure in the consolidated condensed financial statements.

COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Wilco Holdco, Inc. (herein referred to as “we”, ”us”, “the Company”, “or “our Company”) should be read in conjunction with the Company’s consolidated financial statements and related notes thereto included in Fortress Value Acquisition Corp. II’s (“FAII”) proxy statement filed with the SEC on May 14, 2021. The discussion and analysis should also be read together with the section included therein entitled “Information about the Company’s Business.”

We make statements in this discussion that are forward-looking and involve risks and uncertainties. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of the Company. The forward-looking statements are based on our current views and assumptions, and actual results could differ materially from those anticipated in such forward-looking statements due to factors including, but not limited to, those discussed under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in FAII’s proxy statement filed with the SEC on May 14, 2021.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Our forward-looking statements represent our estimates and assumptions only as of the date of these statements. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement may no longer be accurate.

Certain amounts in the consolidated condensed financial statements and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts for the three months ended March 31, 2021 and 2020 and years ended December 31, 2020, 2019 and 2018.

All dollar amounts are presented in thousands, unless indicated otherwise.

Company Overview

We are a nationally recognized outpatient physical therapy provider in the United States specializing in outpatient rehabilitation and adjacent healthcare services, with 882 owned clinics (as well as 22 clinics under management service agreements) located in 24 states as of March 31, 2021. We operate with a commitment to providing our patients, medical provider partners, payors and employers with evidence-based, patient-centric care.

We offer a variety of services within our clinics, including physical therapy to treat spine, shoulder, knee and neck injuries or pain; work injury rehabilitation services, including work conditioning and work hardening; hand therapy; and other specialized treatment services. Our Company’s team of professionals is dedicated to helping return patients to optimal physical health.

Physical therapy patients receive team-based care, leading-edge techniques and individualized treatment plans in an encouraging environment. To achieve optimal results, we use an extensive array of techniques including therapeutic exercise, manual therapy and strength training, among others. Our physical therapy model aims to deliver optimized outcomes and time to recovery for patients, insights and service satisfaction for referring providers and predictable costs and measurable value for payors.

In addition to providing services to physical therapy patients at outpatient rehabilitation clinics, we provide services through our ATI Worksite Solutions (“AWS”) program, Management Service Agreements (“MSA”), Home Health, and Sports Medicine arrangements. AWS provides an on-site team of healthcare professionals at employer worksites to promote work-related injury prevention, facilitate expedient and appropriate return-to-work follow-up and maintain the health and well-being of the workforce. Our MSA arrangements typically include the Company providing management and physical therapy-related services to physician-owned physical therapy clinics. Home Health offers in-home rehabilitation. Sports Medicine arrangements provide certified healthcare professionals to various schools, universities and other institutions to perform on-site physical therapy and rehabilitation services.

Trends and Factors Affecting the Company’s Future Performance and Comparability of Results

COVID-19 pandemic impacts

The onset of the coronavirus (COVID-19) pandemic in the United States resulted in changes to our operating environment leading to significantly reduced visit volumes and associated patient service revenues since March 2020. In response, the Company implemented measures to reduce labor-related costs in relation to the reduced visit volumes through reduced working schedules, voluntary and involuntary furloughs and headcount reductions. In addition, the

Company executed plans to reduce discretionary spend, including by reducing bonuses and incentives and delaying certain capital expenditures. The Company, however, took significant measures to ensure employees were cared for, including by maintaining health benefits for furloughed workers and reducing executive compensation to establish an employee relief pool that provides assistance to employees most in need.

As an essential business, the Company implemented various safety measures and maintained its operations in a way that allowed nearly all clinical locations to remain open since the onset of the pandemic. The Company also established a telehealth option, ATI Connect, to provide patients with an online avenue to obtain physical therapy services, which launched amidst state and national lockdowns.

We continue to closely monitor the impact of COVID-19 on all aspects of our business, and our priorities remain protecting the health and safety of employees, maximizing the availability of services to satisfy patient needs, and preserving the operational and financial stability of our business. While we expect the disruption caused by COVID-19 to be temporary, we cannot predict the length of such disruption, and if such disruption continues for an extended period, it could have a material impact on the Company’s results of operations, financial condition and cash flows.

As a result of the COVID-19 pandemic, VPD decreased to a low point of 12,627 during the quarter ended June 30, 2020. Since then, VPD has sequentially increased to 18,204, 19,446 and 19,457 in the quarters ended September 30, 2020, December 31, 2020 and March 31, 2021, respectively, as local restrictions in certain markets evolved and referral levels improved as hospitals and other facilities began to perform elective surgeries again. In the first quarter of 2021, the Company realized stable VPD compared to December 31, 2020, in what is normally a period with slightly lower volume due to seasonal factors. As visit volumes rebound, the Company continues to match its clinical staffing levels accordingly. As of March 31, 2021, no Company employees remained on furlough. The chart below reflects the quarterly trend in VPD.

The COVID-19 pandemic is still evolving and much of its future impact remains unknown and difficult to predict. The future impact of the COVID-19 pandemic on our visit volumes and operational performance will depend on certain developments, including the duration and spread of the virus and its newly identified strains, effectiveness and rollout of vaccines and other therapeutic remedies and the potential for continued restrictive policies enforced by federal, state and local government, all of which create uncertainty and cannot be predicted. Nevertheless, we do believe that the overall adverse impact will diminish over time, and that our visit volumes will continue to improve as the prevalence of the virus decreases, social distancing, masking and testing measures become more routine and as a greater proportion of the US population becomes vaccinated or otherwise develops immunity.

CARES Act

On March 27, 2020, the CARES Act was signed into law providing reimbursement, grants, waivers and other funds to assist health care providers during the COVID-19 pandemic. The CARES Act stimulus provisions include, but are not limited to, the following:

•

$100.0 billion provided in appropriations for the Public Health and Social Services Emergency Fund, also referred to as the Provider Relief Fund, to be used for preventing, preparing and responding to COVID-19 and for reimbursing “eligible health care providers for health care related expenses or lost revenues that are attributable to COVID-19.” A portion of the fund was allocated for general distribution to Medicare providers, with the remainder allocated for targeted distributions to providers that meet additional criteria. The provider relief funds are subject to certain restrictions and are subject to recoupment if not used for designated purposes. The U.S. Department of Health and Human Services (“HHS”) has indicated that the CARES Act provider relief funds are subject to ongoing reporting and changes to the terms and conditions.

•

Expansion of the Medicare Accelerated and Advance Payment Program (“MAAPP”) funds allowed healthcare providers to apply to receive advanced payments for future Medicare services, with the expectation that the advanced funds would offset reimbursement from Medicare when such future services are provided based on the terms of the program.

•

Tax provisions enacted related to the suspension of certain payment requirements for the employer portion of Social Security taxes, the timing of realization of certain tax attributes, changes to the prior and future limitations on interest deductions, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property and the creation of certain payroll tax credits associated with the retention of employees.

•

Temporary suspension of the 2% cut to Medicare payments due to sequestration so that, for the period from May 1, 2020 to March 31, 2021, the Medicare program would be exempt from any sequestration order. In April 2021, the President of the United States signed into law H.R. 1868, which extends the sequestration relief through December 2021.

The Company has realized benefits under the CARES Act including, but not limited to, the following:

•

In 2020, the Company received approximately $91.5 million of general distribution payments under the Provider Relief Fund. These payments have been recognized as other income in the consolidated statement of operations and comprehensive income/(loss) throughout 2020 in a manner commensurate with the reporting and eligibility requirements issued by the HHS. Based on the terms and conditions of the program, including recent reporting guidance issued by the HHS in early 2021, the Company believes that it has met the applicable terms and conditions. This includes, but is not limited to, the fact that the Company’s COVID-19 related expenses and lost revenues for the year ended December 31, 2020 exceeded the amount of funds received. To the extent that reporting requirements and terms and conditions are subsequently modified, it may affect the Company’s ability to comply and ability to retain the funds.

•

The Company applied for and attained approval to receive $26.7 million of MAAPP funds during the quarter ended June 30, 2020. Based on current guidance, the MAAPP funds received are required to be applied to future Medicare billings commencing during the quarter ending June 30, 2021, with all amounts required to be repaid by the quarter ending September 30, 2022. Because the Company has not yet met all required performance obligations or performed the services related to these funds, as of March 31, 2021 and December 31, 2020, $22.1 million and $15.5 million of the funds are recorded in accrued expenses and other liabilities, respectively, and $4.6 million and $11.2 million of the funds are recorded in other non-current liabilities, respectively. The Company expects all such advanced payments to be applied by the quarter ending June 30, 2022.

•

The Company elected to defer depositing the employer portion of Social Security taxes for payments due from March 27, 2020 through December 31, 2020, interest-free and penalty-free. Related to these payments, as of March 31, 2021 and December 31, 2020, $5.5 million is included in accrued expenses and other liabilities and $5.5 million is included in other non-current liabilities.

Market and industry trends and factors

•

Physical Therapy Services Growth. Outpatient physical therapy continues to play a key role in treating musculoskeletal conditions for patients. According to the CMS, musculoskeletal conditions impact individuals of all ages and include some of the most common health issues in the U.S. As healthcare trends in the U.S. continue to evolve, quality healthcare services addressing such conditions in lower cost outpatient settings may continue increasing in prevalence.

•

U.S. Population Demographics. The population of adults aged 65 and older in the U.S. is expected to continue to grow and thus expand the Company’s market opportunity. According to the U.S. Census Bureau, the population of adults over the age of 65 is expected to grow 40% from 2016 through 2030.

•

Rise in outpatient care trends. With a growing focus on value-based care emphasizing up-front, conservative care to deliver better outcomes and save costs for the healthcare system, the healthcare industry is seeing a continued growth in outpatient services.

•

Federal funding for Medicare and Medicaid. Federal and state funding of Medicare and Medicaid and the terms of access to these reimbursement programs affect demand for physical therapy services. Beginning in January 2021, the Company realized a reduction of Medicare reimbursement rates of approximately 3% in accordance with the Medicare physician fee schedule for therapy services, and a further sequestration reduction of 2% has been postponed until December 31, 2021.

•	Workers’ compensation funding. Payments received under certain workers’ compensation arrangements may be based on pre-determined state fee schedules, which may be impacted by changes in state funding.

•

Number of people with private health insurance. Physical therapy services are often covered by private health insurance. Individuals covered by private health insurance may be more likely to use healthcare services because it helps offset the cost of such services. As health insurance coverage rises, demand for physical therapy services tends to also increase.

Key Components of Operating Results

Net patient revenue. Net patient revenues are recorded for physical therapy services that the Company provides to patients including physical therapy, work conditioning, hand therapy, aquatic therapy and functional capacity assessment. Net patient revenue is recognized based on contracted amounts with payors or other established rates, adjusted for the estimated effects of any variable consideration, such as contractual allowances and implicit price concessions. Visit volume is primarily driven by conversion of physician referrals and marketing efforts.

Other revenue. Other revenue consists of revenue generated by our AWS, MSA, Home Health and Sports Medicine service lines.

Salaries and related costs. Salaries and related costs consist primarily of wages and benefits for our healthcare professionals engaged directly and indirectly in providing services to patients.

Rent, clinic supplies, contract labor and other. Comprised of non-salary, clinic-related expenses consisting of rent, clinic supplies, contract labor and other costs including travel expenses and depreciation at our clinics.

Provision for doubtful accounts. Provision for doubtful accounts represents the Company’s estimate of net patient revenue recorded during the period that may ultimately prove uncollectible based on historical write-off experience.

Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of wages and benefits for corporate personnel, corporate outside services, marketing costs, depreciation of corporate fixed assets, amortization of intangible assets and certain corporate level professional fees, including those related to legal, accounting and payroll.

Other income (expense). Other income (expense) is comprised of income statement activity not related to the core operations of the Company.

Interest expense, net. Interest expense includes the cost of borrowing under the Company’s credit facility and amortization of deferred financing costs.

Interest expense on redeemable preferred stock. Represents interest expense related to accruing dividends on the Company’s redeemable preferred stock based on contract terms.

Key Business Metrics

When evaluating the results of operations, Management has identified a number of metrics that allow for specific evaluation of performance on a more detailed basis. See “Results of Operations” for further discussion on financial statement metrics such as net operating revenue, net income, EBITDA and Adjusted EBITDA.

Patient visits

As the main operations of the Company are driven by physical therapy services provided to patients, management considers total patient visits to be a key volume measure of such services. In addition to total patient visits, management analyzes average VPD calculated as total patient visits divided by business days for the period, as this allows for comparability between time periods with an unequal number of business days.

Net patient revenue per visit

The Company also calculates net patient revenue per visit, its most significant reimbursement metric, by taking net patient revenue in a period and dividing by total patient visits in the same period.

Clinics

To better understand geographical and location-based trends, the Company evaluates metrics based on the 882 owned and 22 managed clinic locations as of March 31, 2021. De novo clinics represent organic new clinics opened during the current period based on sophisticated site selection analytics. Acqui-novo clinics represent an existing clinic, not previously owned by the Company, in a target geography that provides the Company with an immediate presence, available staff and referral relationships of the former owner within the surrounding areas. Same clinic revenue growth rate identifies revenue growth year over year on clinics that have been operating for over one year. This metric is determined by isolating the population of clinics that have been open for at least 12 months and calculating the percentage change in revenue of this population between the current and prior period.

The following table presents selected operating and financial data that we believe are key indicators of our operating performance.

	Three months Ended March 31,
	2021	2020
Number of clinics owned (end of period)	882	868
Number of clinics managed (end of period)	22	31
De novo and acqui-novo clinics opened during the period	10	3
Business days	63	64
Average visits per day	19,520	22,855
Total patient visits	1,229,786	1,462,744
Net patient revenue per visit	$107.56	$112.76
Same clinic revenue growth rate	-20.1%	-5.0%

Results of Operations

Three months ended March 31, 2021 compared to three months ended March 31, 2020

The following table summarizes the Company’s consolidated results of operations for the three months ended March 31, 2021 and 2020:

	Three months ended March 31,
	2021		2020		Increase/(Decrease)
(in $ thousands, except percentages)	$	% of Revenue	$	% of Revenue	$	%
Net patient revenue	$132,271	88.7%	$164,939	90.3%	$(32,668)	(19.8%)
Other revenue	16,791	11.3%	17,799	9.7%	(1,008)	(5.7%)

Net operating revenue	149,062	100.0%	182,738	100.0%	(33,676)	(18.4%)
Clinic operating costs:
Salaries and related costs	80,654	54.1%	95,349	52.2%	(14,695)	(15.4%)
Rent, clinic supplies, contract labor and other	43,296	29.0%	45,429	24.9%	(2,133)	(4.7%)
Provision for doubtful accounts	7,171	4.8%	6,020	3.3%	1,151	19.1%

Total clinic operating costs	131,121	88.0%	146,798	80.3%	(15,677)	(10.7%)
Selling, general and administrative expenses	24,726	16.6%	23,471	12.8%	1,255	5.3%

Operating (loss) income	(6,785)	-4.6%	12,469	6.8%	(19,254)	(154.4%)
Other expenses, net	153	0.1%	132	0.1%	21	16.2%
Interest expense, net	16,087	10.8%	17,858	9.8%	(1,771)	(9.9%)
Interest expense on redeemable preferred stock	5,308	3.6%	4,377	2.4%	931	21.3%

Loss before income taxes	(28,333)	(19.0%)	(9,898)	(5.4%)	(18,435)	186.3%
Income tax benefit	(10,515)	(7.1%)	(1,792)	(1.0%)	(8,723)	n/m

Net loss	($17,818)	(12.0%)	($8,106)	(4.4%)	($9,712)	119.8%

Net patient revenue. Net patient revenue for the three months ended March 31, 2021 was $132.3 million compared to $164.9 million for the three months ended March 31, 2020, a decrease of $32.7 million or 19.8%.

The decrease in net patient revenue was primarily driven by decreased visit volumes as a result of federal, state and local restrictions (e.g., “stay-at-home” orders) established in response to the COVID-19 pandemic, unfavorable revenue mix and one less business day in the current period. Total patient visits decreased by approximately 0.2 million visits, or 15.9%, driving a decrease in average visits per day of 3,335, or 14.6%. Net patient revenue per visit decreased $5.20, or 4.6%, to $107.56 for the three months ended March 31, 2021. The decrease in net patient revenue per visit was primarily driven by unfavorable payor class mix shifts from workers compensation and auto personal injury, unfavorable geographic mix shifts from higher reimbursing states, and incremental reimbursement denials associated with one-time clinical reorganization activity.

The following chart reflects additional detail with respect to drivers of the change in net patient revenue (in millions).

Other revenue. Other revenue for the three months ended March 31, 2021 was $16.8 million compared to $17.8 million for the three months ended March 31, 2020, a decrease of $1.0 million or 5.7%. The decrease in other revenue was primarily driven by volume reduction in the MSA, Sports Medicine, and Home Health service lines as a result of COVID-19 related restrictions. These decreases were partially offset by increased revenue volumes in the AWS service line.

Salaries and related costs. Salaries and related costs for the three months ended March 31, 2021 were $80.7 million compared to $95.3 million for the three months ended March 31, 2020, a decrease of $14.7 million or 15.4%. Salaries and related costs as a percentage of net operating revenue was 54.1% and 52.2% for the three months ended March 31, 2021 and 2020, respectively. The decrease of $14.7 million was primarily due to the lower level of wages and benefits as the Company matched its labor supply with reduced visit volumes due to the COVID-19 pandemic. The increase as a percentage of net operating revenue was primarily driven by reduced cost leverage due to lower visit volumes.

Rent, clinic supplies, contract labor and other. Rent, clinic supplies, contract labor and other costs for the three months ended March 31, 2021 were $43.3 million compared to $45.4 million for the three months ended March 31, 2020, a decrease of $2.1 million or 4.7%. Rent, clinic supplies, contract labor and other costs as a percentage of net operating revenue was 29.0% and 24.9% for the three months ended March 31, 2021 and 2020, respectively. The $2.1 million decrease was primarily driven by lower discretionary spend. The increase as a percentage of net operating revenue was primarily driven by unfavorable changes to cost leverage of the Company’s facilities-related fixed costs due to lower visit volumes.

Provision for doubtful accounts. Provision for doubtful accounts for the three months ended March 31, 2021 was $7.2 million compared to $6.0 million for the three months ended March 31, 2020, an increase of $1.2 million or 19.1%. Provision for doubtful accounts as a percentage of net operating revenue was 4.8% and 3.3% for the three months ended March 31, 2021 and 2020, respectively. The increase of $1.2 million and increase as percentage of revenue was primarily driven by unfavorable cash collections during the three months ended March 31, 2021.

Selling, general and administrative expenses. Selling, general and administrative expenses for the three months ended March 31, 2021 were $24.7 million compared to $23.5 million for the year ended March 31, 2020, an increase of $1.3 million or 5.3%. Selling, general and administrative expenses as a percentage of net operating revenue was 16.6% and 12.8% for the three months ended March 31, 2021 and 2020, respectively. The increase of $1.3 million was primarily due to higher transaction expenses and external consulting costs, partially offset by lower business optimization costs during the three months ended March 31, 2021. The increase as a percentage of revenue relates to unfavorable changes to cost leverage in a period of lower visit volumes due to selling, general and administrative costs being more fixed in nature.

Other expenses, net. Other expense, net for the three months ended March 31, 2021 was $0.2 million compared to $0.1 million for the three months ended March 31, 2020.

Interest expense, net. Interest expense, net for the year ended March 31, 2021 was $16.1 million compared to $17.9 million for the year ended March 31, 2020, a decrease of $1.8 million or 9.9%. The decrease in interest expense was primarily driven by lower effective interest rates under the Company’s first and second lien credit agreement during the three months ended March 31, 2021.

Interest expense on redeemable preferred stock. Interest expense on redeemable preferred stock for the three months ended March 31, 2021 was $5.3 million compared to $4.4 million for the year ended March 31, 2020, an increase of $0.9 million or 21.3%. The increase was driven by contractual accrued dividend rate increases.

Income tax benefit. Income tax benefit for the three months ended March 31, 2021 was $10.5 million compared to $1.8 million for the three months ended March 31, 2020, an increase of $8.7 million. The change was primarily driven by a higher net loss before income taxes of $18.4 million for the three months ended March 31, 2021, as well as a higher estimated annual effective tax rate driven by higher expected permanent book to tax differences in 2021 such as transaction costs and interest expense on redeemable preferred stock.

Net loss. Net loss for the three months ended March 31, 2021 was $17.8 million compared to $8.1 million for the three months ended March 31, 2020, an increase of $9.7 million or 119.8%. The increase was primarily driven by lower net operating revenue of $33.7 million, partially offset by lower salaries and related costs of $14.7 million and a higher income tax benefit of $8.7 million.

Non-GAAP Financial Measures

The following table reconciles the supplemental non-GAAP financial measures, as defined under the rules of the SEC, presented herein to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company has provided the non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. EBITDA and Adjusted EBITDA are defined as net income from continuing operations calculated in accordance with GAAP, less net income attributable to non-controlling interests, plus the sum of income tax expense, interest expense, net, depreciation and amortization (“EBITDA”) and further adjusted to exclude certain items of a significant or unusual nature, including but not limited to, business optimization costs, reorganization and severance costs, transaction and integration costs, charges related to lease terminations, share-based compensation and pre-opening de novo costs (“Adjusted EBITDA”).

We present EBITDA and Adjusted EBITDA because they are key measures used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. The Company believes EBITDA and Adjusted EBITDA are useful to investors for the purposes of comparing our results period-to-period and alongside peers and understanding and evaluating our operating results in the same manner as our management team and board of directors.

These supplemental measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented. In addition, since these non-GAAP measures are not determined in accordance with GAAP, they are susceptible to varying calculations and may not be comparable to other similarly titled non-GAAP measures of other companies.

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

The following is a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA (each of which is a non-GAAP financial measure) for each of the periods indicated: For additional information on these non-GAAP financial measures, see “Non-GAAP Financial Measures” above.

	Three months ended March 31,
(in $ thousands)	2021	2020
Net loss	$(17,818)	$(8,106)
Plus (minus):
Net income attributable to non-controlling interest	(1,309)	(1,330)
Interest expense, net	16,087	17,858
Interest expense on redeemable preferred stock	5,308	4,377
Income tax benefit	(10,515)	(1,792)
Depreciation and amortization expense	9,619	9,985

EBITDA	1,372	$20,992
Transaction and integration costs (1)	2,918	868
Share-based compensation	504	494
Pre-opening de novo costs (2)	434	594
Reorganization and severance costs (3)	362	1,142
Business optimization costs (4)	—	2,397

Adjusted EBITDA (Non-GAAP measure)	5,590	$26,487

(1)	Represents costs related to the Business Combination, acquisitions and acquisition-related integration and consulting and planning costs related to preparation to operate as a public company
(2)	Represents renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening
(3)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions
(4)

Represents non-recurring costs to optimize our platform and ATI transformative initiatives. Costs primarily related to duplicate costs driven by IT and RCM conversions, labor related costs during the transition of key positions and other incremental costs /driving optimization initiatives

Liquidity and Capital Resources

Our principal sources of liquidity are operating cash flows, borrowings under our credit agreements and proceeds from equity issuances. We have used these funds to meet our short-term and long-term capital uses, which consist of salaries, benefits and other employee-related expenses, rent, clinical supplies, outside services, capital expenditures, acquisitions, de novos and acqui-novos and debt service. Our capital expenditure requirements will depend on many factors, including de novo openings, patient volume and revenue growth rates.

We may be required to seek additional equity or debt financing in connection with the business. If additional financing is necessary from outside sources, we may not be able to raise it on acceptable terms or at all, and the cost or availability of future financing may be impacted by financial market conditions, including future developments related to the COVID-19 pandemic. While we expect the disruption caused by COVID-19 to be temporary, we cannot predict the duration of any such disruption, and if such disruption continues for an extended period, it could have a material impact on the Company’s liquidity and financial condition. If additional capital is unavailable when desired, our business, results of operations and financial condition would be materially and adversely affected. We believe our operating cash flow, combined with our existing cash, cash equivalents and credit facility, will continue to be sufficient to fund our operations and growth strategies for at least the next 12 months.

As of March 31, 2021 and December 31, 2020, we had $97.7 million and $142.1 million in cash and cash equivalents, respectively, and $70.0 million available under our revolving credit facility, less $1.2 million of outstanding letters of credit.

With respect to the CARES Act, the Company has $26.7 million of MAAPP funds and $11.0 million of deferred employer Social Security taxes contributing to the Company’s balance of cash and cash equivalents as of March 31, 2021 and December 31, 2020. The Company expects to begin applying MAAPP funds to Medicare billings in the second quarter of 2021 and remit payments on its deferred employer Social Security taxes in 2021 and 2022. As noted previously, during the year ended December 31, 2020, the Company received approximately $91.5 million of general distribution payments under the Provider Relief Fund of the CARES Act.

We make reasonable and appropriate efforts to collect accounts receivable, including payor amounts and applicable patient deductibles, co-payments and co-insurance, in a consistent manner for all payor types. Claims are submitted to payors daily, weekly or monthly in accordance with our policy or payor’s requirements. When possible, we submit our claims electronically. The collection process is time consuming and typically involves the submission of claims to multiple payors whose payment of claims may be dependent upon the payment of another payor. Claims under litigation and vehicular incidents can take a year or longer to collect.

2016 first and second lien credit agreements

On May 10, 2016, ATI Holdings Acquisition, Inc. (the “Borrower”) entered into (a) a First Lien Credit Agreement (the “First Lien Credit Agreement”) with, among others, the lenders party thereto and Barclays Bank PLC, as administrative agent, and (b) a Second Lien Credit Agreement (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements” and each, a “Credit Agreement”) with, among others, the lenders party thereto and Wilmington Trust, National Association, as administrative agent.

The aggregate outstanding principal amount under the Credit Agreements was $998.5 million and $999.6 million as of March 31, 2021 and December 31, 2020, respectively. The term loan under the First Lien Credit Agreement is payable in quarterly installments and matures on May 10, 2023. The term loan under the Second Lien Credit Agreement matures on May 10, 2024.

The First Lien Credit Agreement includes a revolving credit facility with a maximum borrowing capacity of $70.0 million, including $15.0 million sub-limit for swingline loans and amounts available for letters of credit. The issuance of such letters of credit and the making of swingline loans reduces the amount available under the applicable revolving credit facility. The Borrower may make draws under the revolving credit facility to make or purchase additional investments and for general working capital purposes until the maturity date of the revolving credit facility.

The revolving facility under the First Lien Credit Agreement matures on May 10, 2023 unless (a) as of February 9, 2023 (the “Springing Maturity Date”), either (i) more than $100.0 million of first lien term loans remain outstanding on the Springing Maturity Date or (ii) the debt incurred to refinance any portion of the first lien term loans in excess of $100.0 million does not satisfy specified parameters, in which case the first lien revolving facility will mature on February 9, 2023, or (b) the Borrower makes certain prohibited restricted payments, in which case the first lien revolving facility will mature on the later of (i) the date of such restricted payment and (ii) May 10, 2021.

The 2016 first and second lien credit arrangements are guaranteed by Wilco Intermediate Holdings, Inc. and its domestic subsidiaries, subject to customary exceptions (collectively, the “Guarantors”) and secured by substantially all of the assets of the Borrower and Guarantors.

The borrowings under each Credit Agreement bear interest, at the Borrower’s election, at a base interest rate of the Alternate Base Rate (“ABR”) or London InterBank Offered Rate (“LIBOR”) plus an interest rate spread, as defined Credit Agreements. The ABR is the highest of (i) the federal funds rate plus 0.50%, (ii) one-month LIBOR plus 1.00%, and (iii) the prime rate. The LIBOR term may be one, two, three, or six months (or, to the extent available, 12 months or a shorter period).

The per annum interest rate spread for first lien revolving loans is (a) 3.50% for ABR loans and (b) 4.50% for LIBOR loans, with stepdowns based on the first lien leverage ratio. As of March 31, 2021 and December 31, 2020, the applicable interest rate spreads were 3.0% for ABR revolving borrowings and 4.0% for LIBOR revolving borrowings. In addition to the stated interest rate on borrowings under the revolving credit facility, we are required to pay a commitment fee of between 0.25% and 0.50% per annum on any unused portion of the revolving credit facility based on our first lien leverage ratio.

The per annum interest rate spread for first lien term loans is (a) 2.50% for ABR loans and (b) 3.50% for LIBOR loans. The interest rate spread for second lien term loans is (a) 8.25% for ABR loans and (b) 9.25% for LIBOR loans, in each case with an increase of 1.25% per annum for any interest period in which the Borrower elects to pay a portion of the required interest in kind. As of March 31, 2021 and December 31, 2020, the effective interest rates for the first and second lien term loans were 4.9% and 10.9%, respectively.

The Credit Agreements contain covenants with which the Borrower must comply. For the First Lien Credit Agreement, the Borrower must maintain, as of the last day of each fiscal quarter when the sum of the outstanding balance of revolving loans, swingline loans and certain letters of credit exceeds 30% of the total revolving credit facility commitment, a ratio of consolidated first lien net debt to consolidated Adjusted EBITDA, as defined in Credit Agreement, not to exceed 6.25:1.00. As of March 31, 2021 and December 31, 2020, the Borrower was in compliance with the financial covenant contained in the First Lien Credit Agreement.

Consolidated Cash Flows

The following table presents selected data from our consolidated statements of cash flows:

	Three months ended March 31,
(in $ thousands)	2021	2020
Net cash (used in) provided by operating activities	$(30,072)	$1,872
Net cash used in investing activities	(8,762)	(6,958)
Net cash (used in) provided by financing activities	(5,617)	15,405

Net (decrease) increase in cash and cash equivalents	(44,451)	10,319
Cash and cash equivalents at beginning of period	142,128	38,303

Cash and cash equivalents at end of period	$97,677	$48,622

Three months ended March 31, 2021 compared to three months ended March 31, 2020

Net cash used in operating activities for the three months ended March 31, 2021 was $30.1 million compared to $1.9 million provided by operating activities for the three months ended March 31, 2020, a change of $31.9 million. The change was primarily the result of a higher net loss before taxes and lower cash inflows from accounts receivable driven by lower revenue volumes.

Net cash used in investing activities for the year ended December 31, 2020 was $8.8 million compared to $7.0 million for the three months ended March 30, 2020, an increase of $1.8 million. The increase is primarily driven by $1.4 million of higher capital expenditures during the three months ended March 31, 2021 as a result of a higher number of new clinics in the current period.

Net cash used in financing activities for the three months ended March 31, 2021 was $5.6 million compared to $15.4 million of cash provided by financing activities for the three months ended March 31, 2020, a change of $21.0 million. The change was driven by $19.0 million of draws on the revolving credit facility in the three months ended March 31, 2020 which did not recur in the current period.

Commitments and Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business. The Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on the Company’s results of operations or financial condition, which would require disclosure of the contingency and the possible range of loss.

We enter into contractual obligations and commitments from time to time in the normal course of business, primarily related to our debt financing and operating leases. Refer to Notes 7 and 11 to our consolidated financial statements included in FAII’s proxy statement filed with the SEC on May 14, 2021 and Notes 7 and 10 in our consolidated condensed interim financial statements included elsewhere in this press release for further information.

Off-Balance Sheet Arrangements

As of March 31, 2021 and December 31, 2020, the Company did not have any off-balance sheet arrangements.

Critical Accounting Estimates

The discussion and analysis of the Company’s financial condition and results of operations is based upon the Company’s consolidated financial statements, which have been prepared in accordance with US GAAP. The preparation of the Company’s consolidated financial statements requires its management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosures. The Company’s management bases its estimates, assumptions and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Different assumptions and judgments would change the estimates used in the preparation of the Company’s consolidated financial statements which, in turn, could change the results from those reported. In addition, actual results may differ from these estimates and such differences could be material to the Company’s financial position and results of operations.

Critical accounting estimates are those that the Company’s management considers the most important to the portrayal of the Company’s financial condition and results of operations because they require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain The Company’s critical accounting estimates in relation to its consolidated financial statements include those related to:

•	Patient Revenue Recognition and Allowance for Doubtful Accounts

•	Realization of Deferred Tax Assets

•	Goodwill and Intangible Assets

Additional information related to our critical accounting estimates can be found in Note 2, “Basis of Presentation and Summary of Significant Accounting Policies” of our consolidated financial statements included in FAII’s proxy statement filed with the SEC on May 14, 2021.

Patient Revenue Recognition and Allowance for Doubtful Accounts

Net patient revenue

We provide an array of services to our patients including physical therapy, work conditioning, hand therapy, aquatic therapy, functional capacity assessment, sports medicine, wellness programs and home health. Net patient revenue consists of these physical therapy services.

Net patient revenue is recognized at an amount equal to the consideration the Company expects to receive from third-party payors, patients and others for services rendered when the performance obligations under the terms of the contract are satisfied.

There is an implied contract between the Company and the patient upon each patient visit resulting in the Company’s patient service performance obligation. Generally, the performance obligation is satisfied at a point in time, as each service provided is distinct and future services rendered are not dependent on previously rendered services. The Company has separate contractual agreements with third-party payors (e.g., insurers, managed care programs, government programs, workers’ compensation) that provide for payments to the Company at amounts different from its established rates. While these agreements are not considered contracts with the customer, they are used for determining the transaction price for services provided to the patients covered by the third-party payors. The payor contracts do not indicate performance obligations of the Company but indicate reimbursement rates for patients who are covered by those payors when the services are provided.

To determine the transaction price associated with the implied contract, the Company includes the estimated effects of any variable consideration, such as contractual allowances and implicit price concessions. When the Company has contracts with negotiated prices for services provided (contracted payors), the Company considers the contractual rates when estimating contractual allowances. Variable consideration is estimated using a portfolio approach that incorporates whether or not the Company has historical differences from negotiated rates due to non-compliance with contract provisions. Historical results indicate that it is probable that negotiated prices less variable consideration will be realized; therefore, this amount is deemed the transaction price and recorded as revenue. The Company records an estimated provision for doubtful accounts based on historical collections for claims with similar characteristics, such as location of service and type of third-party payor, at the time of recognition. Any subsequent impairment of the related receivable is recorded as provision for doubtful accounts.

For non-contracted payors, the Company determines the transaction price by applying established rates to the services provided and adjusting for contractual allowances provided to third-party payors and implicit price concessions. The Company estimates the contractual allowances and implicit price concessions using a portfolio approach based on historical collections for claims with similar characteristics, such as location of service and type of third-party payor, in relation to established rates, because the Company does not have a contract with the underlying payor. Any subsequent changes in estimate on the realization of the receivable is recorded as a revenue adjustment. Management believes that calculating at the portfolio level would not differ materially from considering each patient account separately

The Company continually reviews the revenue transaction price estimation process to consider updates to laws and regulations and changes in third-party payor contractual terms that result from contract renegotiations and renewals. Due to complexities involved in determining amounts ultimately due under reimbursement arrangements with third-party payors and government entities, which are often subject to interpretation, the Company may receive reimbursement for healthcare services that is different from the estimates, and such differences could be material.

In its evaluation of the revenue transaction price, management assesses historical collection experience in relation to contracted rates, or for non-contracted payors, established rates. The practice of applying historical collection experience to determine the revenue transaction price for current transactions involves significant judgment and estimation. Management subsequently monitors the appropriateness of its estimates for claims on a date of service basis as cash collections on previous periods mature. Actual cash collections upon maturity may differ from the transaction price estimated upon initial recognition, and such differences could be material. If initial revenue recognition estimates increased or decreased by 100 basis points, the impact to annual net patient revenue would be approximately $5.3 million. Management believes subsequent changes in estimate as a result of maturity of claims with dates of service in 2018, 2019 and 2020 have not been material to the consolidated statements of operations and comprehensive income (loss).

The following table disaggregates net patient revenue for each associated payor class for the three months ended March 31 and years ended December 31:

	Three months ended March 31,		Years ended December 31,
	2021	2020	2020	2019	2018
Commercial	55.4%	52.1%	53.1%	51.5%	50.0%
Government	22.6%	23.3%	22.2%	23.6%	23.2%
Workers’ Compensation	16.0%	17.0%	17.6%	17.2%	18.9%
Other (1)	6.0%	7.6%	7.1%	7.7%	7.9%

	100.0%	100.0%	100.0%	100.0%	100.0%

(1) Other is primarily comprised of net patient revenue related to auto personal injury which by its nature may have longer-term collection characteristics relative to other payor classes.

The following table disaggregates accounts receivable, net associated with net patient revenue for each associated payor class as of:

	March 31,	December 31,
	2021	2020	2019
Commercial	43.2%	42.8%	42.0%
Government	11.2%	11.2%	12.4%
Workers’ Compensation	20.8%	18.6%	17.7%
Other (1)	24.8%	27.4%	27.9%

	100.0%	100.0%	100.0%

(1)	Other is primarily comprised of accounts receivable associated with net patient revenue related to auto personal injury.

Allowance for doubtful accounts

The allowance for doubtful accounts is based on estimates of losses related to receivable balances. The risk of collection varies based upon the service, the payor class and the patient’s ability to pay the amounts not reimbursed by the payor. The Company estimates the allowance for doubtful accounts based upon several factors, including the age of the outstanding receivables, the historical experience of collections, the impact of economic conditions and, in some cases, evaluating specific customer accounts for the ability to pay. Management judgment is used to assess the collectability of accounts and the ability of the Company’s customers to pay. The provision for doubtful accounts is included in clinic operating costs in the consolidated statements of operations and comprehensive income (loss). When it is determined that a customer account is uncollectible, that balance is written off against the existing allowance.

Realization of Deferred Tax Assets

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in operations in the period that includes the enactment date.

We evaluate the realizability of deferred tax assets and reduce those assets using a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. Among the factors used to assess the likelihood of realization are projections of future taxable income streams and the expected timing of the reversals of existing temporary differences. The judgments made at any point in time may be impacted by changes in tax codes, statutory tax rates or future taxable income levels. This could materially impact our assessment of the need for valuation allowance reserves and could cause our provision for income taxes to vary significantly from period to period.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed. The Company accounts for goodwill and indefinite-lived intangible assets under ASC Topic 350, Intangibles – Goodwill and Other, which requires the Company to test goodwill and other indefinite-lived assets for impairment annually or whenever events or circumstances indicate that impairment may exist.

The cost of acquired businesses is allocated first to its identifiable assets, both tangible and intangible, based on estimated fair values. Costs allocated to finite-lived identifiable intangible assets are generally amortized on a straight-line basis over the remaining estimated useful lives of the assets. The excess of the purchase price over the fair value of identifiable assets acquired, net of liabilities assumed, is recorded as goodwill.

Goodwill and intangible assets with indefinite lives are not amortized but must be reviewed at least annually for impairment. If the impairment test indicates that the carrying value of an intangible asset exceeds its fair value, then an impairment loss should be recognized in the consolidated statements of operations and comprehensive income (loss) in an amount equal to the excess carrying value over fair value. Fair value is determined using valuation techniques based on estimates, judgments and assumptions the Company believes are appropriate in the circumstances. The Company completed the annual impairment analysis of goodwill as of October 1, 2020 using an average of a discounted cash flow analysis and comparable public company analysis. The key assumptions associated with determining the estimated fair value include projected future revenue growth rates, EBITDA margins, the terminal growth rate, the discount rate and relevant market multiples. The Company completed the annual impairment analysis of indefinite lived intangible assets as of October 1, 2020 using the relief from royalty approach. The key assumptions associated with determining the estimated fair value include projected revenue growth, the royalty rate and the discount rate.

The Company has one reporting unit for purposes of the Company’s annual goodwill impairment test, The Company concluded that no goodwill impairment occurred during the years ended December 31, 2020, 2019 and 2018.

If we do not achieve our earnings and cash flow projections or our cost of capital rises significantly, the assumptions and estimates underlying the goodwill and intangible asset impairment evaluations could be adversely affected and result in future impairment charges that would negatively impact our operating results and financial position. Factors that could result in the cash flows being lower than the current estimates include decreased revenue caused by unforeseen changes in the healthcare market or the inability to achieve the estimated operating margins in the forecasts due to unforeseen factors. Additionally, changes in the broader economic environments could cause changes to the estimated discount rates and comparable company valuation indicators which may impact the estimated fair value of the Company’s reporting unit.

Recent Accounting Pronouncements

For information regarding recent accounting pronouncements, see Note 2, “Basis of Presentation and Summary of Significant Accounting Policies” to the Company’s consolidated financial statements included in FAII’s proxy statement filed with the SEC on May 14, 2021.

Quantitative and Qualitative Disclosures about Market Risk

The Company is exposed to interest rate variability with regard to existing variable-rate debt instruments, which exposure primarily relates to movements in various interest rates, such as prime and LIBOR. The Company utilizes derivative instruments such as interest rate swaps for purposes of hedging exposures related to such variability. Management believes that the result of its interest rate cap reduces the risk of interest rate variability to an immaterial amount. As of March 31, 2021 and December 31, 2020, the fair value of the Company’s derivative instrument was a liability of $1.5 million and $2.1 million, respectively.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this update provide optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. This standard is optional and may be applied by entities after March 12, 2020, but no later than December 31, 2022. The Company has certain debt instruments for which the interest rates are indexed to LIBOR, and as a result, is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.

About ATI Physical Therapy

At ATI Physical Therapy, we are passionate about potential. Every day, we restore it in our patients and activate it in our team members in our 884 clinics (and 22 clinics under management service agreements) across the U.S. as of April 30, 2021. With outcomes from more than 2.5 million unique patient cases, ATI is making strides in the industry by setting quality standards that deliver predictable outcomes for our patients with musculoskeletal (MSK) issues. ATI’s offerings span across a broad spectrum for MSK-related issues. From preventative services in the workplace and athletic training support to home health, outpatient clinical services and online physical therapy via its online platform, CONNECT™, a complete list of our service offerings can be found at ATIpt.com. ATI is based in Bolingbrook, Illinois.

Forward-Looking Statements

All statements other than statements of historical facts contained in this communication are forward-looking statements. Forward-looking statements may generally be identified by the use of words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or other similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates of financial and performance metrics and market opportunity. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of Wilco’s (as defined below) management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of Wilco and Parent (as defined below). These forward-looking statements are subject to a number of risks and uncertainties, including (i) changes in domestic and foreign business, market, financial, political and legal conditions; (ii) the inability of the parties to successfully or timely consummate the proposed business combination among Fortress Value Acquisition Corp. II, a Delaware corporation (“Parent”), Wilco Holdco, Inc., a Delaware corporation (the “Wilco”), and FVAC Merger Corp. II, a Delaware corporation and a direct, wholly-owned subsidiary of Parent (the “Business Combination”), including the risk that (a) the approval of the stockholders of Parent is not obtained or (b) legal or regulatory developments (such as the SEC’s recently released statement on accounting and reporting considerations for warrants in SPACs) could cause unforeseen delays in the timing of the Business Combination and negatively impact the trading price of Parent’s securities and the attractiveness of the Business Combination to investors; (iii) the ability to maintain the listing of the combined company’s securities on NYSE; (iv) the inability to complete the concurrent private equity offering in connection with the Business Combination; (v) the risk that the proposed Business Combination disrupts current plans and operations of Parent or Wilco as a result of the announcement and consummation of the transaction described herein; (vi) the risk that any of the conditions to closing are not satisfied in the anticipated manner or on the anticipated timeline; (vii)

the failure to realize the anticipated benefits of the proposed Business Combination; (viii) risks relating to the uncertainty of the projected financial information with respect to Wilco and costs related to the proposed Business Combination; (ix) risks related to the rollout of Wilco’s business strategy and the timing of expected business milestones; (x) the effects of competition on Wilco’s future business and the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (xi) risks related to political and macroeconomic uncertainty; (xii) the outcome of any legal proceedings that may be instituted against Parent, Wilco or any of their respective directors or officers, following the announcement of the potential transaction; (xiii) the amount of redemption requests made by Parent’s public stockholders; (xiv) the ability of Parent’s or the combined company to issue equity or equity-linked securities or obtain debt financing in connection with the proposed Business Combination or in the future; (xv) the impact of the global COVID-19 pandemic on any of the foregoing risks; and (xvi) those factors discussed in Parent’s definitive proxy statement relating to the proposed Business Combination filed with the SEC on May 14, 2021 under the heading “Risk Factors,” and other documents of Parent’s filed, or to be filed, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Parent nor Wilco presently know or that Parent and Wilco currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, the forward-looking statements in this communication reflect Wilco’s expectations, plans or forecasts of future events and views as of the date of this communication. Parent and Wilco anticipate that subsequent events and developments will cause Wilco’s assessments with respect to these forward-looking statements to change. However, while Parent and Wilco may elect to update these forward-looking statements at some point in the future, Parent and Wilco specifically disclaim any obligation to do so, unless required by applicable law. These forward-looking statements should not be relied upon as representing Parent’s and Wilco’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA” and “Adjusted EBITDA Margin.” We believe Adjusted EBITDA and Adjusted EBITDA Margin assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA and Adjusted EBITDA Margin are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Please see “EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)” for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

Additional Information About the Proposed Business Combination and Where To Find It

This communication is being made in respect of the proposed Business Combination involving Parent and Wilco. Parent filed a definitive proxy statement relating to the proposed Business Combination with the SEC on May 14, 2021. This communication does not contain all the information that should be considered concerning the proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the proposed Business Combination. Parent’s stockholders and other interested persons are advised to read the definitive proxy statement and any other documents filed, in connection with Parent’s solicitation of proxies for its special meeting of stockholders to be held to approve the proposed Business Combination and other matters, as these materials contain important information about Parent, Wilco and the proposed Business Combination.

Stockholders of Parent can obtain copies of the proxy statement and other documents filed with the SEC, without charge at the SEC’s website at www.sec.gov. In addition, the documents filed by Parent may be obtained free of charge from Parent at https://www.fortressvalueac2.com/sec-filings or upon written request to Parent at 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Investor Relations, or by calling (212) 798-6100.

Investor Contact:

Joanne Fong

SVP, Treasurer and Investor Relations

630-296-2222 x 7131

investors@atipt.com

Media Contact:

Clifton O’Neal

Director, Corporate Communications

630-296-2223 x 7993

media@atipt.com